VOLTAGE X

21/F, Sugar+ 25, 31 Sugar Street, Causeway Bay

Quotation and Service Agreement

Quote #: QUO2024_059
Date: 16 May 2024

This Service Agreement (the "Agreement") is made and effective as of 21 May 2024 by and between:

Voltage X whose registered office is at 21/F, Sugar+, 25-31 Sugar Street, Causeway Bay, Hong Kong (the "Agency") and

SOGO Hong Kong Company Limited, a limited liability company incorporated in accordance with the laws of Hong Kong, and whose registered office is located at 20th Floor, East Point Centre, 555 Hennessy Road, Causeway Bay, Hong Kong (the "Client")

Project Lead	Job Description	Contract Period
Sam Ling / Dan Lun	Digital Marketing Service – SOGO (10 months)	1 Jun 2024 to 31 Mar 2025

Scope of Work	Service Fee HKD
Part 1 - Social Media Strategy • Overall account management and social media strategy • Client's requirements consolidation, internal resources coordination, timeline management and quality assurance for all deliverables • Overall social media strategy content pillars definition and editorial plan for FB & IG • Social media, digital timeline and planning • Monthly status meeting and Weekly performance recap • Social media report: Competitor X 4 Analysis and Industrial Intelligence Report, Facebook/Market Trend update in monthly report	$850,000 For 10 months
Part 2 – Social media account management • Content development for SOGO: ○ 500 x copies development for Facebook & Instagram & 100 x IG Stories for 10 months^ • Facebook and Instagram monthly content calendar planning according to client marketing calendar • 10 x wall game management (consolidating participants list and draft reply and respond to winners) • Post scheduling and distribution • Daily inbox and comments sweeping and updating on Mon-Fri 10AM-7PM (respond within 24 hours)	
Part 3 – Content Development **Onsite Shooting** • 10 x days of on-site shooting for photos and video shooting (pprox. 4hrs per day) • Shooting crew (2-3 persons), lighting & equipment included • Revisions up to 3 times max per video • Models, make-up artist & props not included	

• Additional shooting is $5,000 per 4 hours Creative assets creation* • Bi-lingual copywriting in TC & EN only (Adaptation to other languages to be discussed if need arises) • Content output format in jpeg/GIF/mp4 format only for Facebook & Instagram only Monthly Deliverables – 50 posts: • 48x Static posts (asset provided by SOGO Tenants) • 2x Motion graphic video or reels video or GIF video Remarks: ^Mirrored content across Facebook, Instagram & Stories *Social post output format based on creative recommendations and social platform involvement. All format are within in-house capability. *Any 3rd party and required special production will be quoted separately. Such as: Drone, 360, AR, VR, 3D, sound recording, etc. **Only applicable to post contents that are complied with the aligned monthly content calendar. Campaign-based post content is not included and will be quoted separately.	
Total	$850,000

Terms & Conditions:

Billing and Payment Terms:

We expect payment to be made within 30 calendar days against all invoices. Payment shall be paid upon the due date listed in the monthly invoice to start the work for each month. Outstanding payment will be charged an additional 2% per week. (Late payments less than 7 days will still be counted as 1 week).

1. Payments can be made by cheque to Xact Digital Limited.
Bank Name: The Hongkong and Shanghai Banking Corporation Limited (HSBC)
SWIFT Code: HSBCHKHHHKH
Bank Code: 004
Account Number: 741-517262-838

2. Payment can also be made through bank transfer. Please kindly provide a receipt after the transaction is made.

We expect payment to be made within 14 days against all invoices. Agency shall kickstart this contract upon receiving the first instalment payment. Payment shall be paid upon the due date listed in the monthly invoice to start the work for each month. Outstanding payment will be charged an additional 2% per week. (Late payments less than 7 days will still be counted as 1 week).

Agency has the right to on hold services in this contract if payment is overdue for more than 30 days. Services shall assume upon receiving the outstanding payment. Agency is not responsible for the potential negative impact / delay of the project it might cause (if any) due to the pause of the service.

Financial Arrangements
Any professional work beyond the Scope of Work outlined in this quotation will be negotiated separately. No work will begin without the Client's prior approval.

Out-of-pocket expenses
Out-of-pocket expenses (with Client's prior approval) will be billed as actually incurred and shall include, but not be limited to stationery materials, translation, postage, messenger/courier and faxes, local taxi travel only for event(s) finishing after 11pm.

Third-Party Expenses

Upon mutual agreement, whenever third-party suppliers are engaged and Voltage X is responsible for the final quality control and invoice processing, we will charge the industry standard of 15% service fee on the supplier's invoice. In purchasing materials or services on your behalf, and subject always to your prior written consent, Coco Alexandra PR & Events will act as an agent and may state this relationship in contracts.

Confidentiality

We acknowledge that all information, documentation and other material provided to us by Client or otherwise obtained by Agency in connection with this Agreement and all reports generated by Agency for Client hereunder are highly valuable, confidential and material to the interest, business and affairs of Client. In that regard, Agency agrees to treat all Confidential information, whether oral or written and whether already furnished, or hereafter provided to the Agency or any of its directors, officers, employees, agents or representatives, confidentially. Agency shall not disclose such information without the prior consent of the Client except if the disclosure is required by law, regulation or another compulsory process.

Confidential information shall not include information that is already in the possession of Agency or becomes available to Agency on a non-confidential basis from a source other than Client, provided, in each case, that such information is not known by Agency to be subject to another confidentiality agreement with, or other obligation of secrecy to, Client; or becomes generally available to the public other than as a result of a disclosure by Agency or any of its Representatives.

Approval and Authority

The Agency will acquire written approval by the Client of all drafts, proofs or estimates before proceeding to publication and/or before entering into any contracts with suppliers.

The Agency shall be required to first obtain the Client's authorization and approval prior to circulating any news releases or press kits as well as other information and documentation pertaining to Client and/or Trade Secrets.

Publication

After the information has been issued to any third party, following approval by the client, its use is no longer under the Consultant's control. The Consultant cannot guarantee the use of any information or materials by a publication or other media, nor when anything is published or broadcast that because of editing or misquotation it will be completely accurate. However, the Consultant agrees that it shall be fully responsible if any inaccurate or damaging use of information or material relating to the Client arises from any negligent act or omission of the Consultant.

The Client agrees that in so issuing information, the Consultant is acting solely as the agent of the Client for the specific brand/label – SOGO)

Further Conditions

Consultant quotes the Client for PR and Events consulting services. The Consultant will perform the services described in the scope of work. Consultant invoices to and receives payment from Client. The Client is to approve any other major out-of-pocket expenses or anything above HKD$300 per item. In all cases where the Consultant buys the products or services of external suppliers on the Client's behalf (e.g. graphics, printing or photography, audiovisual, signage) Consultant will bill the Client at a standard 15% over cost with the Client's prior approval unless the suppliers are contracted to bill the Client directly and the products/services are paid directly by the Client and unless the work quoted is within the scope of this agreement. Client to provide ONE sole point of contact with whom the PR team will liaise on all PR-related matters.

Entire Agreement

This Agreement represents the entire agreement between the parties and supersedes any previous communications, representations or agreements in respect to the subject matter thereof. No change, addition or modification of any part of the terms or conditions herein shall be valid or binding on either party unless in writing and signed by an authorized representative of both parties.

Governing Law

This Agreement is made and shall be construed and interpreted in accordance with the laws of the Hong Kong Special Administrative Region, applicable to contracts made and to be performed entirely therein.

Copyright

Ownership of photos, concepts and any other intellectual property developed under this Agreement shall transfer from PR to Client only after full payment of the final invoice.

Kill Fee Schedule & Termination

Upon written notification, the Client has the right to terminate this contract with a Letter of Agreement. The terminating party must give 30 days notice for the contract to be terminated.

Signed for and on behalf of Voltage X	Accepted and agreed by
Dan Lun Managing Director Voltage X Date: 21 May 2024	Name: Title: Company: SOGO Hong Kong Company Ltd Date: